Exhibit 99.1

CareTrust REIT, Inc. Announces Second Quarter 2016 Operating Results

Conference Call and Webcast Scheduled for Tuesday, August 9, 2016 at 1:00 pm ET

San Clemente, CA – (Globe Newswire – August 8, 2016) – CareTrust REIT, Inc. (NASDAQ:CTRE) today reported operating results for the second quarter of 2016, as well as other recent events. Quarter and other highlights include:

•	Net income for the quarter was $0.13 per diluted weighted average share;

•	Normalized FFO for the quarter was $0.27 per diluted weighted average share;

•	Normalized FAD for the quarter was $0.29 per diluted weighted average share;

•	During the quarter and since, CareTrust initiated four new net-lease tenant relationships and expanded two preexisting tenant relationships;

•	During the quarter and since, CareTrust deployed approximately $120.1 million (inclusive of transaction costs), at a blended initial yield of 9.1%; and

•	During the quarter, CareTrust announced that Moody’s raised its corporate credit rating on CareTrust, and its rating on CareTrust’s 5.875% Senior Unsecured Notes, to B1 from B2, with a stable outlook.

Approximately $120.1 Million in New Investments

Greg Stapley, CareTrust’s Chairman and Chief Executive Officer, remarked, “In the second quarter and since our team has again demonstrated CareTrust’s ability to meaningfully grow by consistently adding small and medium-sized acquisitions, with both our existing tenant base and new tenant relationships.” Mr. Stapley noted that the investments consisted of approximately 58% senior housing assets and 42% skilled nursing investments on a going-in cash rent basis. He also added that the company further diversified its portfolio into two new states, brought its tenant roster to 15 operators, and grew its total net-leased property footprint to 149 properties in 20 states.

Mr. Stapley further reported that CareTrust’s nationwide acquisition pipeline remains strong, with ample opportunities for continued growth at superior returns. “We are excited about our growth and progress to date, and we are more optimistic than ever about CareTrust’s future,” he concluded.

Financial Results for the Quarter Ended June 30, 2016

Chief Financial Officer Bill Wagner reported that CareTrust generated normalized FFO of $15.5 million or $0.27 per diluted weighted average share, and normalized FAD of $16.5 million or $0.29 per diluted weighted average share. Mr. Wagner also discussed CareTrust’s usage of its $400 million unsecured revolver, noting that after the revolver draws to finance new investments, the facility’s outstanding balance, which was $68.0 million at quarter end, currently stands at $103.0 million (taking into account post-quarter activity). He further noted that CareTrust continues to have no property-level debt and, taking into account existing extension rights, no debt maturing before 2020. Mr. Wagner added that CareTrust’s debt-to-EBITDA ratio, which was 5.0x at quarter end, currently stands at approximately 5.1x (taking into account post-quarter activity).

2016 FFO Guidance Revised Upward

Mr. Wagner updated and increased CareTrust’s previously-issued 2016 earnings guidance, projecting normalized FFO per diluted weighted average share of approximately $1.08 to $1.10, and normalized FAD per diluted weighted average share of approximately $1.15 to $1.17. The increased guidance assumes no new acquisitions beyond those made to date, no new debt incurrences or new equity issuances, and no future rent escalations on CareTrust’s long-term leases.

Dividend Declared

During the quarter, CareTrust declared a quarterly dividend of $0.17 per share. “On an annualized basis, our quarterly dividend represents a payout ratio of approximately 59% based on the midpoint of our 2016 normalized FAD guidance,” said Mr. Wagner. “At this level, our dividend remains among the best-protected of all our industry peers, while giving us ample additional growth capital to reinvest and providing a solid overall return to our shareholders,” he added.

Ratings Upgrades

CareTrust also announced that Moody’s Investor Service raised its corporate credit rating on CareTrust to B1 from B2, with a stable outlook, and its rating on CareTrust’s 5.875% Senior Unsecured Notes to B1 from B2, also with a stable outlook. Commenting on the changes, Mr. Wagner said, “These ratings upgrades highlight the substantial progress we have made toward optimizing our balance sheet while significantly growing our portfolio in a responsible way.” CareTrust and its unsecured notes are also rated by Standard & Poor’s Rating Services at B+ and BB-, respectively, both with a stable outlook.

Conference Call

An earnings webcast will be held on Tuesday, August 9, 2016, at 1:00 p.m. Eastern Time, during which CareTrust’s management will discuss the Company’s second quarter 2016 results, recent developments and other matters affecting the Company’s business and prospects. To listen to the webcast, or to view any financial or other statistical information required by SEC Regulation G, please visit the Investors section of the CareTrust website at http://investor.caretrustreit.com. The webcast will be recorded, and will be available for replay via the website for one year following the call.

About CareTrustTM

CareTrust REIT, Inc. is a self-administered, publicly-traded real estate investment trust engaged in the ownership, acquisition and leasing of seniors housing and healthcare-related properties. With 149 net-leased healthcare properties and three operated seniors housing properties in 20 states, CareTrust is pursuing opportunities nationwide to acquire properties that will be leased to a diverse group of local, regional and national seniors housing operators, healthcare services providers, and other healthcare-related businesses. More information about CareTrust is available at www.caretrustreit.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains, and the related conference call and webcast will include, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical statements of fact and statements regarding our intent, belief or expectations, including, but not limited to, statements regarding future financial positions, business and acquisition strategies, growth prospects, operating and financial performance, and the performance of our operators and their respective facilities.

Words such as “anticipate,” “believe,” “could,” expect,” “estimate,” “intend,” “may,” “plan,” “seek,” “should,” “will,” “would,” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements, though not all forward-looking statements contain these identifying words. Our forward-looking statements are based on our current expectations and beliefs, and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying these forward-looking statements are reasonable, they are not guarantees and we can give no assurance that our expectations will be attained. Factors which could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from expectations include, but are not limited to: (i) the ability to achieve some or all of the expected benefits from the completed spin-off from the Ensign Group, Inc. (“Ensign”); (ii) the ability and willingness of Ensign to meet and/or perform its obligations under the contractual arrangements that it entered into with us in connection with such spin-off, including its triple-net long-term leases with us, and any of its obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities; (iii) the ability and willingness of our tenants to (a) comply with laws, rules and regulations in the operation of the properties we lease to them, and (b) renew their leases with us upon expiration, or in the alternative, (c) our ability to reposition and re-let our properties on the same or better terms in the event of nonrenewal or replacement of an existing tenant and any obligations, including indemnification obligations, that we may incur in replacing an existing tenant; (iv) the availability of, and the ability to identify and acquire, suitable acquisition opportunities and lease the same to reliable tenants on accretive terms; (v) the ability to generate sufficient cash flows to service our outstanding indebtedness; (vi) access to debt and equity capital markets; (vii) fluctuating interest rates; (viii) the ability to retain and properly incentivize key management personnel; (ix) the ability maintain our status as a real estate investment trust (“REIT”); (x) changes in the U.S. tax laws and other state, federal or local laws, whether or not specific to REITs; (xi) other risks inherent in the real estate business, including potential liability relating to environmental matters and illiquidity of real estate investments; and (xii) any additional factors identified in our filings with the SEC, including those in our Annual Report on Form 10-K under the heading entitled “Risk Factors.”

Information in this press release or the related conference call and webcast is provided as of June 30, 2016, unless specifically stated otherwise. We expressly disclaim any obligation to update or revise any information in this press release or the related conference call and webcast (including forward-looking statements), whether to reflect any change in our expectations, any change in events, conditions or circumstances, or otherwise.

Contact Information

CareTrust REIT, Inc.

(949) 542-3130

ir@caretrustreit.com

CARETRUST REIT, INC.

CONSOLIDATED INCOME STATEMENTS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Rental income	$22,781	$15,249	$43,678	$30,091
Tenant reimbursements	1,929	1,288	3,726	2,546
Independent living facilities	730	607	1,411	1,242
Interest and other income	261	232	515	455

Total revenues	25,701	17,376	49,330	34,334

Expenses:
Depreciation and amortization	7,892	5,679	15,185	11,278
Interest expense	5,440	5,989	11,627	11,890
Property taxes	1,929	1,288	3,726	2,546
Independent living facilities	598	566	1,218	1,168
General and administrative	2,211	1,588	4,441	3,148

Total expenses	18,070	15,110	36,197	30,030

Net income	$7,631	$2,266	$13,133	$4,304

Earnings per common share:
Basic	$0.13	$0.07	$0.25	$0.13

Diluted	$0.13	$0.07	$0.25	$0.13

Weighted average shares outstanding:
Basic	57,478	31,278	52,789	31,268

Diluted	57,478	31,278	52,789	31,268

CARETRUST REIT, INC.

RECONCILIATIONS OF NET INCOME TO NON-GAAP FINANCIAL MEASURES

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended June 30, 2016	Quarter Ended June 30, 2015
Net income	$7,631	$2,266
Depreciation and amortization	7,892	5,679
Interest expense	5,440	5,989
Amortization of stock-based compensation	437	294

EBITDA	21,400	14,228

Adjusted EBITDA	$21,400	$14,228

Net income	$7,631	$2,266
Real estate related depreciation and amortization	7,867	5,668

Funds from Operations (FFO)	15,498	7,934

Normalized FFO	$15,498	$7,934

Net income	$7,631	$2,266
Real estate related depreciation and amortization	7,867	5,668
Amortization of deferred financing fees	561	555
Amortization of stock-based compensation	437	294

Funds Available for Distribution (FAD)	16,496	8,783

Normalized FAD	$16,496	$8,783

FFO per share	$0.27	$0.25

Normalized FFO per share	$0.27	$0.25

FAD per share	$0.29	$0.28

Normalized FAD per share	$0.29	$0.28

Diluted weighted average shares outstanding (1)	57,667	31,462

(1)	For the periods presented, the diluted weighted average shares have been calculated using the treasury stock method.

CARETRUST REIT, INC.

CONSOLIDATED INCOME STATEMENTS - 5 QUARTER TREND

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended June 30, 2015	Quarter Ended September 30, 2015	Quarter Ended December 31, 2015	Quarter Ended March 31, 2016	Quarter Ended June 30, 2016
Revenues:
Rental income	$15,249	$15,778	$20,110	$20,897	$22,781
Tenant reimbursements	1,288	1,320	1,631	1,797	1,929
Independent living facilities	607	626	642	681	730
Interest and other income	232	261	249	254	261

Total revenues	17,376	17,985	22,632	23,629	25,701

Expenses:
Depreciation and amortization	5,679	5,815	7,040	7,293	7,892
Interest expense	5,989	7,221	6,145	6,187	5,440
Property taxes	1,288	1,320	1,631	1,797	1,929
Independent living facilities	566	610	598	620	598
General and administrative	1,588	2,292	2,215	2,230	2,211

Total expenses	15,110	17,258	17,629	18,127	18,070

Net income	$2,266	$727	$5,003	$5,502	$7,631

Diluted earnings per share	$0.07	$0.02	$0.10	$0.11	$0.13

Diluted weighted average shares outstanding	31,278	39,125	47,660	48,101	57,478

CARETRUST REIT, INC.

RECONCILIATIONS OF NET INCOME TO NON-GAAP FINANCIAL MEASURES - 5 QUARTER TREND

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended June 30, 2015	Quarter Ended September 30, 2015	Quarter Ended December 31, 2015	Quarter Ended March 31, 2016	Quarter Ended June 30, 2016
Net income	$2,266	$727	$5,003	$5,502	$7,631
Depreciation and amortization	5,679	5,815	7,040	7,293	7,892
Interest expense	5,989	7,221	6,145	6,187	5,440
Amortization of stock-based compensation	294	435	427	431	437

EBITDA	14,228	14,198	18,615	19,413	21,400

Adjusted EBITDA	$14,228	$14,198	$18,615	$19,413	$21,400

Net income	$2,266	$727	$5,003	$5,502	$7,631
Real estate related depreciation and amortization	5,668	5,796	7,018	7,270	7,867

Funds from Operations (FFO)	7,934	6,523	12,021	12,772	15,498
Write-off of deferred financing fees	—	1,208	—	326	—

Normalized FFO	$7,934	$7,731	$12,021	$13,098	$15,498

Net income	$2,266	$727	$5,003	$5,502	$7,631
Real estate related depreciation and amortization	5,668	5,796	7,018	7,270	7,867
Amortization of deferred financing fees	555	547	551	556	561
Amortization of stock-based compensation	294	435	427	431	437

Funds Available for Distribution (FAD)	8,783	7,505	12,999	13,759	16,496
Write-off of deferred financing fees	—	1,208	—	326	—

Normalized FAD	$8,783	$8,713	$12,999	$14,085	$16,496

FFO per share	$0.25	$0.17	$0.25	$0.26	$0.27

Normalized FFO per share	$0.25	$0.20	$0.25	$0.27	$0.27

FAD per share	$0.28	$0.19	$0.27	$0.29	$0.29

Normalized FAD per share	$0.28	$0.22	$0.27	$0.29	$0.29

Diluted weighted average shares outstanding (1)	31,462	39,271	47,802	48,258	57,667

(1)	For the periods presented, the diluted weighted average shares have been calculated using the treasury stock method.

CARETRUST REIT, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2016	December 31, 2015
Assets
Real estate investments, net	$776,227	$645,614
Other real estate investments	8,992	8,477
Cash and cash equivalents	9,644	11,467
Accounts receivable	4,085	2,342
Prepaid expenses and other assets	1,197	2,083
Deferred financing costs, net	3,333	3,183

Total assets	$803,478	$673,166

Liabilities and Equity
Senior unsecured notes payable, net	$254,762	$254,229
Senior unsecured term loan, net	99,382	—
Unsecured revolving credit facility	68,000	45,000
Mortgage notes payable, net	—	94,676
Accounts payable and accrued liabilities	9,633	9,269
Dividends payable	9,847	7,704

Total liabilities	441,624	410,878

Equity:
Common stock	575	477
Additional paid-in capital	516,243	410,217
Cumulative distributions in excess of earnings	(154,964)	(148,406)

Total equity	361,854	262,288

Total liabilities and equity	$803,478	$673,166

CARETRUST REIT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net income	$13,133	$4,304
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,191	11,278
Amortization of deferred financing costs	1,117	1,102
Write-off of deferred financing costs	326	—
Amortization of stock-based compensation	868	660
Non cash interest income	(515)	(455)
Change in operating assets and liabilities:
Accounts receivable	(1,743)	(2,020)
Accounts receivable due from related party	—	2,275
Prepaid expenses and other assets	(291)	(545)
Accounts payable and accrued liabilities	27	(1,013)

Net cash provided by operating activities	28,113	15,586

Cash flows from investing activities:
Acquisition of real estate	(144,149)	(33,646)
Improvements to real estate	(170)	(143)
Purchases of equipment, furniture and fixtures	(89)	(227)
Escrow deposits for acquisition of real estate	—	(1,500)

Net cash used in investing activities	(144,408)	(35,516)

Cash flows from financing activities:
Proceeds from the issuance of common stock, net	105,889	—
Proceeds from the issuance of senior unsecured term loan	100,000	—
Borrowings under unsecured credit facility	115,000	—
Payments on unsecured credit facility	(92,000)	—
Borrowings under senior secured revolving credit facility	—	35,000
Payments on the mortgage notes payable	(95,022)	(1,351)
Payments of deferred financing costs	(1,332)	(139)
Net-settle adjustment on restricted stock	(515)	—
Dividends paid on common stock	(17,548)	(8,996)

Net cash provided by financing activities	114,472	24,514

Net (decrease) increase in cash and cash equivalents	(1,823)	4,584
Cash and cash equivalents, beginning of period	11,467	25,320

Cash and cash equivalents, end of period	$9,644	$29,904

CARETRUST REIT, INC.

DEBT SUMMARY

(dollars in thousands)

(unaudited)

				June 30, 2016
Debt	Collateral	Interest Rate/ Spread	Maturity Date	Principal	Deferred Loan Costs		Net Carrying Value
Fixed Rate Debt
Senior unsecured notes payable	Unsecured	5.875%	2021	$260,000	$(5,238)		$254,762

Floating Rate Debt
Senior unsecured term loan (1)	Unsecured	L + 1.95%-2.60%	2023	100,000	(618)		99,382
Unsecured revolving credit facility (2)	Unsecured	L + 1.75%-2.40%	2019	68,000	—	(3)	68,000

				168,000	(618)		167,382

Total Debt				$428,000	$(5,856)		$422,144

Debt Statistics
% Fixed Rate Debt				60.7%
% Floating Rate Debt				39.3%

Total				100.0%

Weighted Average Interest Rates:
Fixed				5.9%
Floating				2.3%
Blended				4.5%

(1)	Funds can also be borrowed at the Base Rate (as defined) plus 0.95% to 1.6%.
(2)	Funds can also be borrowed at the Base Rate (as defined) plus 0.75% to 1.4%.
(3)	Deferred financing fees are not shown net for the unsecured revolving credit facility and are included in assets on the balance sheet.

CARETRUST REIT, INC.

RECONCILIATIONS OF NET INCOME TO NON-GAAP FINANCIAL MEASURES

(shares in thousands)

(unaudited)

2016 Guidance

	Low	High
Net income	$0.51	$0.53
Real estate related depreciation and amortization	0.56	0.56

Funds from Operations (FFO)	1.07	1.09
Write-off of deferred financing fees	0.01	0.01

Normalized FFO	$1.08	$1.10

Net income	$0.51	$0.53
Real estate related depreciation and amortization	0.56	0.56
Amortization of deferred financing fees	0.04	0.04
Amortization of stock-based compensation	0.03	0.03

Funds Available for Distribution (FAD)	1.14	1.16
Write-off of deferred financing fees	0.01	0.01

Normalized FAD	$1.15	$1.17

Weighted average shares outstanding:
Diluted	55,443	55,443

Discussion of Non-GAAP Financial Measures

EBITDA represents net income before interest expense, amortization of deferred financing costs and stock-based compensation, and depreciation and amortization. Adjusted EBITDA represents EBITDA as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of core operating performance, such as costs associated with the spin-off, impairments, and gains or losses on the sale of real estate. EBITDA and Adjusted EBITDA do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. EBITDA and Adjusted EBITDA do not purport to be indicative of cash available to fund future cash requirements, including the Company’s ability to fund capital expenditures or make payments on its indebtedness. Further, the Company’s computation of EBITDA and Adjusted EBITDA may not be comparable to EBITDA and Adjusted EBITDA reported by other REITs.

Funds from Operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), and Funds Available for Distribution (“FAD”) are important non-GAAP supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP.

FFO is defined by NAREIT as net income computed in accordance with GAAP, excluding gains or losses from real estate dispositions, real estate depreciation and amortization and impairment charges, and adjustments for unconsolidated partnerships and joint ventures. The Company computes FFO in accordance with NAREIT’s definition.

FAD is defined as FFO excluding non-cash expenses, such as stock-based compensation expense, amortization of deferred financing costs and the effects of straight-line rent. The Company considers FAD to be a useful supplemental measure to evaluate the Company’s operating results excluding these expense items to help investors, analysts and other interested parties compare the operating performance of the Company between periods or as compared to other companies on a more consistent basis.

In addition, the Company reports normalized FFO and normalized FAD, which adjust FFO and FAD for certain revenue and expense items that the Company does not believe are indicative of its ongoing operating results, such as costs associated with the spin-off and other unanticipated charges. By excluding these items, investors, analysts and our management can compare normalized FFO and normalized FAD between periods more consistently.

While FFO, normalized FFO, FAD and normalized FAD are relevant and widely-used measures of operating performance among REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO, normalized FFO, FAD and normalized FAD do not purport to be indicative of cash available to fund future cash requirements.

Further, the Company’s computation of FFO, normalized FFO, FAD and normalized FAD may not be comparable to FFO, normalized FFO, FAD and normalized FAD reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define FAD differently than the Company does.

The Company believes that the use of EBITDA, Adjusted EBITDA, FFO, normalized FFO, FAD and normalized FAD, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and makes comparisons of operating results among such companies more meaningful. The Company considers EBITDA and Adjusted EBITDA useful in understanding the Company’s operating results independent of its capital structure and indebtedness, thereby allowing for a more meaningful comparison of operating performance between periods and against other REITs. The Company considers FFO, normalized FFO, FAD and normalized FAD to be useful measures for reviewing comparative operating and financial performance because, by excluding gains or losses from real estate dispositions, impairment charges and real estate depreciation and amortization, and, for FAD and normalized FAD, by excluding non-cash expenses such as stock-based compensation expense and amortization of deferred financing costs, FFO, normalized FFO, FAD and normalized FAD can help investors compare the Company’s operating performance between periods and to other REITs.